                                                                   Exhibit 99.1

                              DESCRIPTION OF NOTES

    The Notes will be issued under an Indenture dated as of May 6, 1998 (the "Indenture") among the Company, the Guarantors and U.S. Trust Company of California, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and Holders of the Old Notes and the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions are incorporated by reference as part of such summary, which is qualified in its entirety by such reference. Certain terms used herein are defined under "Certain Definitions" below. For purposes of this summary, the term "Company" refers only to Schuler Homes, Inc. and not to any of its Subsidiaries. A copy of the Indenture is filed as an exhibit to the Registration Statement.

GENERAL

    The Notes will mature on April 15, 2008, are general unsecured Obligations of the Company and will rank senior in right of payment to all existing and future subordinated Indebtedness of the Company and will rank PARI PASSU with the Company's other existing and future senior unsecured Indebtedness. The Notes will be limited to $175.0 million in aggregate principal amount, $100.0 million of which will be issued in the Exchange Offer and the remainder of which will remain available for future issuance with identical terms and conditions as the Notes, subject to compliance with the covenants contained in the Indenture. As of December 31, 1997, after giving pro forma effect to the offering of the Old Notes, and the application of the net proceeds therefrom, the aggregate amount of outstanding Indebtedness of the Company and its Subsidiaries would have been $157.5 million, of which approximately $100.0 million would have constituted Senior Debt.

    Since the operations of the Company are currently conducted in part through its Subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Notes, are dependent, in part, upon the earnings of its Subsidiaries and the distribution of those earnings to the Company, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those Subsidiaries and are subject to various business considerations.

    Each Note will bear interest at the rate per annum shown on the cover page of this Prospectus from May 6, 1998. Interest on the Notes will be payable on each April 15 and October 15 (each an "Interest Payment Date"), commencing October 15, 1998, to Holders of record at the close of business on the April 1 and October 1 immediately preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

GUARANTEES

    The Company's payment Obligations under the Notes will be unconditionally and jointly and severally guaranteed (the "Guarantees") by the Guarantors. The Guarantee of each Guarantor will be general unsecured Obligations of each Guarantor and will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and will rank PARI PASSU with such Guarantor's other existing and future senior unsecured Indebtedness. The Obligations of each Guarantor under its Guarantee will be limited with the intention that such Guarantee not constitute a fraudulent conveyance under applicable law.

    The Indenture provides that each Restricted Subsidiary (other than, in the Company's discretion, any Restricted Subsidiary with a Consolidated Tangible Net Worth of not more than $5.0 million) will be a Guarantor and, at the Company's discretion, any Unrestricted Subsidiary may be a Guarantor.

    The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving person) another corporation, Person or entity, whether or not affiliated with such Guarantor unless: (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the Obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture, the Registration Rights Agreement and the Guarantees; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted by virtue of the Company's pro forma Consolidated Coverage Ratio, immediately after giving effect to such transaction, to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the covenant described below under the caption "Certain Covenants -- Limitation on Additional Indebtedness."

    Notwithstanding the foregoing, the Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any Obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Certain Covenants -- Limitation on Asset Sales."

OPTIONAL REDEMPTION

    The Notes will not be redeemable at the option of the Company prior to April 15, 2003. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest and Additional Interest (as defined below), if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2003.............................................................................     104.500%
2004.............................................................................     103.000%
2005.............................................................................     101.500%
2006 and thereafter..............................................................     100.000%

    Notwithstanding the foregoing, at any time prior to April 15, 2001, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that not less than 65% of the aggregate principal amount of Notes issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and PROVIDED, FURTHER, that such redemption shall occur within 45 days of the date of the closing of such Equity Offering.

    If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder shall have the right to require that the Company repurchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

    Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount outstanding at the repurchase date plus accrued and unpaid interest and Additional Interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (ii) the circumstances and relevant facts and relevant financial information regarding such Change of Control; (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes repurchased.

    The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenants described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenants described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its Obligations under the covenants described hereunder by virtue thereof.

    Existing and future Indebtedness of the Company contains or may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. The Revolving Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. In addition, the Company's 1993 Subordinated Notes require the Company to repurchase the 1993 Subordinated Notes at the Holder's option upon the occurrence of certain change of control events. The Company may elect to repurchase the 1993 Subordinated Notes for cash or Common Stock. Such repurchase obligation, however, does not arise when (i) the closing price for the Common Stock for any 5 trading days within 10 consecutive trading days ending immediately before such change of control transaction equals or exceeds 105% of the conversion price of the 1993 Subordinated Notes or (ii) at least 90% of the consideration to be paid for the Common Stock in connection with the change of control transaction consists of common stock traded on a national securities exchange or the Nasdaq National Market and, as a result of the transaction, the 1993 Subordinated Notes become convertible into such Common Stock. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. The Company's failure to purchase the Notes in connection with a Change in Control would result in a default under the Indenture which could, in turn, constitute a default under other Indebtedness.

CERTAIN COVENANTS

  MAINTENANCE OF CONSOLIDATED NET WORTH

    In the event that the Company's Consolidated Net Worth at the end of each of any two consecutive fiscal quarters (the last day of such second fiscal quarter being referred to as the "Trigger Date") is less than $75.0 million (the "Minimum Net Worth"), then the Company shall make an offer to all Holders (a "Net Worth Offer") to acquire on a pro rata basis on the date (the "Net Worth Repurchase Date") that is 45 days following the date of the Net Worth Notice (as defined below) Notes in an aggregate principal amount equal to 10% of the aggregate amount of the Notes issued under the Indenture (or if less than 10% of the initial aggregate principal amount of the Notes issued are then outstanding, all the Notes outstanding at the time) (the "Net Worth Offer Amount") at a purchase price of 100% of the principal amount thereof, plus accrued interest and Additional Interest, if any, to the Net Worth Repurchase Date (the "Net Worth Price"). The Company may credit against the Net Worth Offer Amount the principal amount of Notes acquired by the Company prior to the relevant Trigger Date through purchase, optional redemption or exchange. No credit shall be made for any mandatory repurchase, including without limitation, repurchases pursuant to a Net Worth Offer, a Change of Control or a Net Proceeds Offer (as defined below). The Company, however, may not credit a specific Note in more than one Net Worth Offer. In no event shall the Consolidated Net Worth for any fiscal quarter included in the calculation of Minimum Net Worth which results in the making of a Net Worth Offer be counted toward the determination of whether the Company is required to make a subsequent Net Worth Offer. The Company shall notify the Trustee promptly after the occurrence of any of the events specified in this provision and shall notify the Trustee in writing if its Consolidated Net Worth is equal to or less than the Minimum Net Worth for any fiscal quarter.

    Within 30 days after the Trigger Date, the Company, or, at the request of the Company, the Trustee, shall give notice of the Net Worth Offer to each Holder (the "Net Worth Notice"). To accept a Net Worth Offer a Holder shall deliver to the Company (or to a trustee designated by the Company for such purpose), on or before the 30th day after the date of the Net Worth Notice, a written notice of the Holder's acceptance of such offer, together with the Notes with respect to which the offer is being accepted, duly endorsed for transfer to the Company. Such written notice may be withdrawn upon further written notice delivered to such trustee on or prior to the third day preceding the Net Worth Repurchase Date.

    If the Net Worth Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Note to be repurchased must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount to be repurchased (unless such Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Note being repurchased will be paid on such next succeeding interest payment date to the registered Holder of such Note on the immediately preceding record date. A Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Note being repurchased will be paid on such interest payment date to the registered Holder of such Note on the immediately preceding record date.

    If any repurchase pursuant to the foregoing provisions constitutes a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable.

  LIMITATION ON ADDITIONAL INDEBTEDNESS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness unless, after giving effect thereto, either (i) the ratio of Indebtedness of the Company and its Restricted Subsidiaries to Consolidated Tangible Net Worth of the Company and its Restricted Subsidiaries is less than 2.0 to 1; or (ii) the Consolidated Coverage Ratio exceeds 2.0 to 1.

    Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may Incur:

         (i) Indebtedness under one or more Bank Credit Facilities in an amount not in excess of $125.0 million;

        (ii) Indebtedness Incurred as of the Issuance Date;

        (iii) Indebtedness represented by Notes issued on the Issuance Date and the related Guarantees;

        (iv) Obligations Incurred under letters of credit, escrow agreements and surety bonds in the ordinary course of business;

        (v) Indebtedness Incurred solely for the purpose of Refinancing or repaying any existing Indebtedness so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the existing Indebtedness Refinanced or repaid (plus the premiums or other payments required to be paid in connection with such Refinancing or repayment and the expenses Incurred in connection therewith), (B) the maturity of such new Indebtedness is not earlier than that of the existing Indebtedness to be Refinanced or repaid, (C) such new Indebtedness, determined as of the date of Incurrence, has an Average Life at least equal to the remaining Average Life of the Indebtedness to be Refinanced or repaid, (D) the new Indebtedness is subordinate to the Notes to the same extent as the Indebtedness being Refinanced and contains restrictions on payment upon the occurrence of a default on Senior Debt at least as restrictive in all material respects as the restrictions on payment contained in the Indebtedness being Refinanced, and (E) the existing and new Indebtedness are Obligations of the same entity; and

        (vi) Other Indebtedness Incurred (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $25.0 million.

  LIMITATION ON LIENS

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue, assume, guarantee or suffer to exist any Indebtedness secured by any mortgage, pledge, lien or other encumbrance of any nature (herein collectively referred to as a "lien" or "liens") upon any property of the Company or any Restricted Subsidiary, or on any shares of stock of any Restricted Subsidiary, without in any such case effectively providing that the Notes (together with, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary ranking PARI PASSU with the Notes) shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to:

         (i) liens existing on the Issuance Date;

        (ii) pledges, guarantees and deposits under workers' compensation laws, unemployment insurance laws or similar legislation, good faith deposits under bids, tenders or contracts, deposits to secure public or statutory obligations or appeal or similar bonds, and liens created by special assessment districts used to finance infrastructure improvements;

        (iii) liens existing on property or assets of any entity on the date on which it becomes a Restricted Subsidiary, which secured Indebtedness is not incurred in contemplation of such entity becoming a Restricted Subsidiary, provided that such liens are not extended to other property or assets of such Restricted Subsidiary, any other Restricted Subsidiary or the Company;

        (iv) liens on or leases of model home units;

        (v) the replacement of any of the items set forth in clauses (i) through
    (iv) above, PROVIDED that (A) the principal amount of the Indebtedness secured by liens shall not be increased, (B) such Indebtedness, determined as of the date of Incurrence, has an Average Life at least equal to the remaining Average Life of the Indebtedness to be Refinanced, (C) the maturity of such Indebtedness is not earlier than that of the Indebtedness to be Refinanced, and (D) the liens shall be limited to the property or part thereof which secured the lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property;

        (vi) liens or priorities Incurred in the ordinary course of business, such as, without limitation, laborers', employees', carriers', mechanics', vendors', and landlords', liens or priorities;

       (vii) liens for certain taxes and certain survey and title exceptions;

       (viii) liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceeding for review and with respect to which it has secured a stay of execution pending such appeal or proceeding for review;

        (ix) liens on property owned by any Homebuilding Joint Venture PROVIDED that the Indebtedness secured by such liens is Non-Recourse Indebtedness; and

         (x) liens which would otherwise be subject to the foregoing restrictions which, when the Indebtedness relating to those liens is added to all other then outstanding Indebtedness to the Company and its Restricted Subsidiaries secured by liens and not listed in clauses (i) through (ix) above, does not exceed 20% of Consolidated Tangible Net Worth.

  LIMITATION ON RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, directly or indirectly,

         (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or otherwise acquire or retire for value, any Capital Stock of the Company other than through the issuance solely of the Company's own Capital Stock (other than Disqualified Stock) or rights thereto;

        (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value prior to scheduled principal payments or at maturity, Indebtedness of the Company or any Restricted Subsidiary which is expressly subordinated in right of payment to the Notes unless the Company or the Restricted Subsidiary, as the case may be, uses the proceeds of a substantially contemporaneous Incurrence of new Indebtedness permitted by clause (v) of the Limitation on Additional Indebtedness to make such principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value such prior Indebtedness; or

        (iii) make any Restricted Investment (such payments or any other actions described in (i), (ii) and (iii), being referred to herein collectively as, "Restricted Payments") unless:

           (A) at the time of, and after giving effect to, the proposed Restricted Payment, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing,

           (B) the Company is able to Incur an additional $1.00 in Indebtedness pursuant to the first paragraph of the covenant described under "-- Limitation on Additional Indebtedness" and

           (C) at the time of, and after giving effect thereto, the sum of the aggregate amount expended (or with respect to guarantees or similar arrangements the amount then guaranteed) for all such Restricted Payments (the amount expended for such purposes, if other than in cash, to be determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee) subsequent to December 31, 1997 shall not exceed the sum of (1) 50% of the aggregate Consolidated Net Income (or, in case such aggregate Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis subsequent to December 31, 1997; (2) the aggregate net proceeds including the fair market value of the property other than cash (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee), received by the Company from the issuance or sale, after the Issuance Date, of Capital Stock (other than Disqualified Stock) of the Company, including Capital Stock (other than Disqualified Stock) of the Company issued subsequent to the Issuance Date or upon the conversion of Indebtedness of the Company issued subsequent to the Issuance Date and initially issued for cash; (3) an amount equal to the sum of (a) 100% of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) paid to the Company (or any Restricted Subsidiary) by an Unrestricted Subsidiary, Homebuilding Joint Venture or any other Person in which the Company (or any Restricted Subsidiary), directly or indirectly, has an ownership interest but less than an 80% ownership interest and (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and
       (4) $10.0 million.

    The foregoing shall not prevent (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration the making of such payment would have complied with the provisions of this limitation on dividends; PROVIDED, HOWEVER, that such dividend shall be included in future calculations of Restricted Payments; (ii) the retirement of any shares of the Company's Capital Stock by exchange for, or out of proceeds of the substantially concurrent sale of, other shares of its Capital Stock (other than Disqualified Stock); PROVIDED, HOWEVER, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under clause
(C)(2) of the immediately preceding paragraph; (iii) the redemption, repayment, repurchase, defeasance or other retirement of Indebtedness with proceeds received from the substantially concurrent sale of shares of the Company's Capital Stock (other than Disqualified Stock); PROVIDED, HOWEVER, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under clause (C)(2) of the immediately preceding paragraph.

  LIMITATION ON ASSET SALES

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Disposition, unless

         (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (as determined in good faith by the board of directors of the Company or the Restricted Subsidiary, as the case may be) of the assets disposed of, and

        (ii) the consideration of such Asset Disposition consists of at least 75% cash; PROVIDED, that (x) the amount of liabilities assumed by the transferee, (y) any notes or other Obligations received by the Company or such Restricted Subsidiary and immediately converted into cash or (z) with respect to the sale or other disposition of all of the capital stock of any Restricted Subsidiary, the amount of liabilities that remain the obligation of such Restricted Subsidiary subsequent to such sale or other disposition, shall be deemed to be "cash."

    Within 12 months from the date that any Asset Disposition is consummated, the Net Proceeds thereof will be reinvested in Additional Assets or applied to the redemption or repurchase of Indebtedness of the Company which ranks senior or PARI PASSU with the Notes or Indebtedness of a Restricted Subsidiary which is not subordinated to other debt of such Restricted Subsidiary (which, in each case, will be a permanent reduction of such Indebtedness). To the extent that the Net Proceeds of an Asset Disposition are not so applied, the Company or such Restricted Subsidiary, as the case may be, will, within 30 days from the expiration of such 12-month period, use the remaining Net Proceeds (less any amounts used to pay reasonable fees and expenses connected with the Net Proceeds Offer) to make an offer to repurchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued interest and Additional Interest, if any, to the Net Proceeds Repurchase Date ("a Net Proceeds Offer").

    Notwithstanding the foregoing, the Net Proceeds of an Asset Disposition are not required to be applied in accordance with the preceding paragraph, unless and until the aggregate Net Proceeds of all such Asset Dispositions in a 12-month period exceeds $5.0 million.

    To accept a Net Proceeds Offer a holder shall deliver to the Company (or to a trustee designated by the Company for such purpose) on or before the 30th day after the date of the Net Proceeds Offer (the "Net Proceeds Repurchase Date"), a written notice of the Holder's acceptance of the Net Proceeds Offer, together with any Notes with respect to which the offer is being accepted, duly endorsed for transfer to the Company. Such written notice may be withdrawn upon further written notice to such trustee on or prior to the third day preceding the Net Proceeds Repurchase Date.

    If the Net Proceeds Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Note to be repurchased must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount to be repurchased (unless such Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Note being repurchased will be paid on such next succeeding interest payment date to the registered holder of such Note on the immediately preceding record date. A Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Note being repurchased will be paid on such interest payment date to the registered holder of such Note on the immediately preceding record date.

    If any repurchase pursuant to the foregoing provision constitutes a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable.

    Any amount of Net Proceeds remaining after a Net Proceeds Offer shall be returned by the Trustee to the Company and may be used by the Company for any purpose not inconsistent with the Indenture.

  LIMITATION ON TRANSACTIONS WITH RELATED PERSONS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions with Related Persons of the Company unless: (i) such transactions are between or among the Company and its Restricted Subsidiaries; or (ii) such transactions are in the ordinary course of business and consistent with past practice or (iii) the terms of such transactions are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or the Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between Persons who are not Related Persons. In the event of any transaction or series of transactions occurring subsequent to the date of issuance of the Notes with a Related Person which involves in excess of $1.0 million and is not permitted under clause (i) of the preceding sentence, all of the disinterested members of the Board of Directors shall by resolution determine that such transaction or series of transactions meets the criteria set forth in clause (iii) of the preceding sentence. In the event of any transaction or series of transactions occurring subsequent to the Issuance Date with a Related Person which involves in excess of $10.0 million and is not permitted under clause (i) above, the Company will be required to deliver to the Trustee an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view. Notwithstanding the foregoing, such provisions do not prohibit and will not apply to (1) any Restricted Payment which is permitted by the "Limitation on Restricted Payments" covenant or (2) the payment of compensation to directors of the Company who are not employees of the Company and wages and other compensation to officers or employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with prior practice.

  LIMITATION ON PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (ii) to make any loans or advances to the Company or (iii) to transfer any of its property or assets to the Company, except: (A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issuance Date; (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary which was entered into on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant (or effecting a Refinancing of such Refinancing Indebtedness pursuant to this clause (C)) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such Refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (D) any such encumbrance or restriction consisting of customary contractual non-assignment provisions to the extent such provisions restrict the transfer of rights, duties or Obligations under such contract; (E) in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (F) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (G) any restriction imposed by applicable law.

  LIMITATION ON DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary to be designated as an Unrestricted Subsidiary unless the Company and its remaining Restricted Subsidiaries would thereafter be permitted to (i) Incur at least $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "-- Limitation on Additional Indebtedness" above and (ii) make a Restricted Payment of at least $1.00 pursuant to the first paragraph of the covenant described under "-- Limitation on Restricted Payments" above.

    The Company will not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless such Subsidiary has outstanding no Indebtedness except such Indebtedness as the Company could permit it to become liable for immediately after becoming a Restricted Subsidiary under the provisions of the covenant described under "-- Limitation on Additional Indebtedness" above.

  LIMITATION ON MERGERS AND SALES OF ASSETS BY THE COMPANY

    The Indenture provides that the Company may not consolidate with, merge into or transfer all or substantially all of its assets to another Person unless (i) such Person (if other than the Company) is a corporation organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all the Obligations of the Company under the Indenture and the Notes; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) the Consolidated Net Worth of the obligor of the Notes immediately after such transaction (exclusive of any adjustments to Consolidated Net Worth relating to transaction costs and accounting adjustments resulting from such transaction) is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) the surviving corporation would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "-- Limitation on Additional Indebtedness" above.

  LIMITATION ON BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to engage in any business other than a Related Business.

REPORTS TO HOLDERS OF THE NOTES

    So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the Holders of the Notes, it will nonetheless continue to furnish information under Section 13 or 15(d) of the Exchange Act to the Commission and the Trustee as if it were subject to such periodic reporting requirements.

EVENTS OF DEFAULT

    The Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, with respect to the Notes, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes may declare the principal amount of the Notes to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the Notes may rescind such a declaration.

    Under the Indenture, an Event of Default is defined as, with respect to the Notes, any of the following: (i) default in payment of the principal of any Note; (ii) default in payment of any interest on any Note when due, continuing for 30 days; (iii) failure by the Company to comply with its other agreements in the Notes or the Indenture for the benefit of the holders of the Notes upon the receipt by the Company of notice of such Default by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes and the Company's failure to cure such Default within 45 days after receipt by the Company of such notice; (iv) certain events of bankruptcy or insolvency; (v) default under any mortgage, indenture (including the Indenture) or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of $5.0 million or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than Non-Recourse Indebtedness) in the aggregate of $5.0 million or more becoming or being declared due and payable before it would otherwise become due and payable; and (vi) entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $5.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding.

    The Trustee shall give notice to holders of the Notes of any continuing Default known to the Trustee within 90 days after the occurrence thereof; provided, that the Trustee may withhold such notice, as to any Default other than a payment Default, if it determines in good faith that withholding the notice is in the interests of the Holders.

    The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes, provided that such directions shall not be in conflict with any law or the Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be Incurred by it in complying with any such direction. No Holder of Notes will have any right to pursue any remedy with respect to the Indenture or the Notes, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes; (ii) the Holders of at least 25% in aggregate principal amount of the Notes shall have made a written request to the Trustee to pursue such remedy; (iii) such Holder or Holders have offered to the Trustee reasonable indemnity satisfactory to the trustee; (iv) the Holders of a majority in aggregate principal amount of the Notes have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Trustee shall have failed to comply with the request within such 60-day period.

    Notwithstanding the foregoing, the right of any Holder of any Note to receive payment of the principal of and interest in respect of such Note on the Stated Maturity expressed in such Note or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such Holder's consent. The Holders of at least a majority in aggregate principal amount of the Notes may waive an existing Default with respect to the Notes and its consequences, other than (i) any Default in any payment of the principal of or interest on any Note or (ii) any Default in respect of certain covenant or provisions in the Indenture which may not be modified without the consent of the Holder of each Note as described in "Modification and Waiver" below.

MODIFICATION AND WAIVER

    The Company and the Trustee may execute a supplemental indenture without the consent of the Holders of the Notes (i) to add to the covenants, agreements and Obligations of the Company for the benefit of the Holders of all the Notes or to surrender any right or power conferred in the Indenture upon the Company; (ii) to evidence the succession of another corporation to the Company and the assumption by it of the Obligations of the Company under the Indenture and the Notes; [(iii) to establish the form or terms of the Notes as permitted by Sections (2.01 and 2.03(a)) of the Indenture], (iv) to provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the Notes and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee; (v) to cure any ambiguity, defect or inconsistency;
(vi) to secure the Notes; or (vii) to make any other change that does not adversely affect the rights of any Holder.

    With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes, the Company and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to the Notes or modify in any manner the rights of the Holders of the Notes, provided that no such supplemental indenture will, without the consent of the Holder of each such Note affected thereby (i) change the Stated Maturity of the principal of, or any installment of principal or interest on, any Note or any premium payable upon redemption thereof; (ii) reduce the principal amount of, or the rate of interest on, any Note; (iii) change the place or currency of payment of principal or interest, if any, on any Note; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note; (v) reduce the above-stated percentage of Holders of the Notes necessary to modify or amend the Indenture; or (vi) modify the foregoing requirements or reduce the percentage in principal amount of Notes necessary to waive any covenant or past default. Holders of not less than a majority in principal amount of the Notes may waive certain past Defaults and may waive compliance by the Company with certain of the restrictive covenants described above with respect to the Notes.

DEFEASANCE

    Under the terms of the Indenture, the Company, at its option, (a) will be discharged from any and all obligations in respect of the Notes (except in each case for certain obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with the covenants of the Indenture nor be subject to the operation of the cross acceleration provisions described under "Events of Default," in each case, if the Company irrevocably, deposits with the Trustee, in trust, money or U.S. government obligations which through the payment of interest thereon and Additional Interest, if any, and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Notes on the dates such payments are due in accordance with the terms of the Notes.

    To exercise either option above, the Company is required to deliver to the Trustee an opinion of counsel that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

    In the event the Company exercises its options under clause (b) of the second preceding paragraph and the Notes are declared due and payable because of the occurrence of any Event of Default (other than the cross acceleration provisions described under "Events of Default" which will be inapplicable), the amount of money and U.S. government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their stated maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

DISCHARGE

    The Company may satisfy and discharge Obligations under the Indenture with respect to the Notes by delivering to the Trustee for cancellation all outstanding Notes or depositing with the Trustee, after such outstanding Notes have become due and payable, cash sufficient to pay at Stated Maturity all of the outstanding Notes and paying all other sums payable under the Indenture with respect to the Notes.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR
  EMPLOYEES

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Guarantor in the Indenture or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company, any Guarantor or any successor Person thereof. Each Holder, by accepting such Notes waives and releases all such liability.

GOVERNING LAW

    The Indenture, the Notes and the Guarantees will be governed by the laws of the State of New York.

THE TRUSTEE

    The Trustee is U.S. Trust Company of California, N.A. The Company has appointed the Trustee as Registrar and Paying Agent for the Notes.

    The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent Person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of a holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

TRANSFER AND EXCHANGE

    A Holder will be able to transfer or Notes only in accordance with the provisions of the Indenture. The registrar of the Notes may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; or (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; provided, however, that any such Restricted Subsidiary is primarily engaged in a Related Business.

    "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders); (ii) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary; or (iii) any other assets of the Company or any Restricted Subsidiary having a fair market value (as determined in good faith by the Board of Directors) in excess of $500,000 disposed of in a single transaction or series of related transactions outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such Indebtedness of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

    "Bank Credit Facility" means the Revolving Credit Facility and any bank (or similar financial institution) credit agreement or credit facility entered into in the future by the Company or any Restricted Subsidiary, as any of the same may be amended, waived, modified, Refinanced or replaced from time to time.

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in any place where payments of principal or interest are made under the Indenture or other locations are authorized or obligated by law or executive order to close.

    "Capitalized Lease Obligations" means any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Change of Control" means the occurrence of any of the following events:

         (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (A) more than 50% of the total voting power of the Voting Stock of the Company or (B) greater total voting power of the Voting Stock of the Company than held by the Schuler Family;

        (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a majority vote of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

        (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, other than any such sale to one or more Restricted Subsidiaries, and in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation, or a parent corporation that owns all of the Capital Stock of such surviving corporation, that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be.

    "Consolidated Coverage Ratio" with respect to the Company as of any date of determination means the ratio of the Company's EBITDA to its Consolidated Interest Incurred for the four fiscal quarters ending immediately prior to the date of determination. Notwithstanding clause (ii) of the definition of Consolidated Net Income, if the Indebtedness which is being Incurred is Incurred in connection with an acquisition by the Company or a Restricted Subsidiary, the Consolidated Coverage Ratio shall be determined after giving effect to both the Consolidated Interest Incurred related to the Incurrence of such Indebtedness and the EBITDA as if the acquisition had occurred at the beginning of the four fiscal quarter period (x) of the Person becoming a Restricted Subsidiary or (y) in the case of an acquisition of assets that constitute substantially all of an operating unit or business, relating to the assets being acquired by the Company or a Restricted Subsidiary.

    "Consolidated Interest Expense" of the Company means, for any period, the aggregate amount of interest which, in accordance with GAAP, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense), plus the product of
(i) cash dividends paid on any Preferred Stock of the Company, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

    "Consolidated Interest Incurred" of the Company means, for any period, (i) the aggregate amount of interest which, in accordance with GAAP, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of discount or premium, if any, and all other non-cash interest expense), plus (or minus, if negative) (ii) the difference between capitalized interest for such period and the interest component of cost of goods sold for such period, plus (iii) the product of (A) cash dividends paid on any Preferred Stock of the Company, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

    "Consolidated Net Income" for any period, means the aggregate of the Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (i) the Net Income of any Person in which the Company or any Restricted Subsidiary has, a joint interest with a third party (other than an Unrestricted Subsidiary) shall be included only to the extent of the lesser of (A) the amount of dividends or distributions actually paid to the Company or a Restricted Subsidiary or (B) the Company's direct or indirect proportionate interest in the Net Income of such Person, provided that, so long as the Company or a Restricted Subsidiary has an unqualified legal right to require the payment of a dividend or distribution, Net Income shall be determined solely pursuant to clause (B);
(ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and
(iii) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions (the fair value of which, if other than in cash, to be determined by the Board of Directors, in good faith) by such Subsidiary to the Company or to any of its consolidated Restricted Subsidiaries; (iv) the Net Income of any Unrestricted Subsidiary, any Homebuilding Joint Venture or any other Person in which the Company or any Restricted Subsidiary has a joint interest with a third party that is not existing on December 31, 1997 shall be included only to the extent that the aggregate amount of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) by such Subsidiary or Homebuilding Joint Venture to the Company or to any of its consolidated Restricted Subsidiaries exceeds the aggregate amount of unpaid loans or advances and unreturned capital contributions made by the Company or any Restricted Subsidiary in or to such Subsidiary or Homebuilding Joint Venture; and (v) all non-cash items (other than income tax expense, depreciation expense, amortization expense and any item that will require cash payments in the future and for which an accrual reserve is, or is required by GAAP to be, made) decreasing Consolidated Net Income shall be added back in calculating Consolidated Net Income and all non-cash items increasing Consolidated Net Income shall be deducted in calculating Consolidated Net Income.

    "Consolidated Net Worth" with respect to the Company means the consolidated stockholders' equity of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

    "Consolidated Tangible Net Worth" with respect to the Company means Consolidated Net Worth, less the Intangible Assets of the Company and its Restricted Subsidiaries.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means, with respect to any Person, that portion of any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the Holder thereof, in whole or in part, in each case on or prior to the final maturity date of the Notes; provided that Capital Stock that would be "Disqualified Stock" solely by virtue its containing a customary requirement that the issuer offer to repurchase such Capital Stock upon a change of control of the issuer will not be deemed to be "Disqualified Stock."

    "EBITDA" of the Company for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:(i) income tax expense, (ii) depreciation expense and (iii) amortization expense, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

    "Equity Offering" means any public or private sale of equity securities (excluding Disqualified Stock) of the Company other than any private sales to Related Persons of the Company.

    "GAAP" means generally accepted accounting principles as in effect on the date hereof.

    "Guarantors" means (i) Schuler Homes of California, Inc., Schuler Homes of Washington, Inc., Melody Homes, Inc., Schuler Realty/Maui, Inc., Schuler Realty/Oahu, Inc., Lokelani Construction Corporation, Melody Mortgage Co., SHLR of Washington, Inc. and Schuler Homes of Oregon, Inc., (ii) any other Guarantors under any Bank Credit Facility, (iii) any other Subsidiary existing on the Issuance Date which is a Restricted Subsidiary, and (iv) any other Person that executes a Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

    "Hedging Obligations" of any Person means the net Obligations of such Person pursuant to any Interest Rate Agreement or any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

    "Holder" means the Person in whose name a Note is registered on the register for the Notes.

    "Homebuilding Joint Venture" means any Person in which the Company or any of its Subsidiaries has an ownership interest but less than an 80% ownership interest that, in each case, was formed for and is engaged in homebuilding operations.

    "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term "Incurrence" when used as a noun shall have a correlative meaning.

    "Indebtedness" means on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person;
(iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accounts payable and accrued expenses arising in the ordinary course of business and which are not more than 90 days past due or are in dispute) which would appear as a liability on a balance sheet of a Person prepared on a consolidated basis in accordance with GAAP, which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be (a) the outstanding balance at such date of all unconditional Obligations as described above, (b) the maximum reasonably anticipated liability, upon the occurrence of the contingency, other than a contingency solely within the control of such Person, giving rise to the obligation, of any contingent obligations as described above (in the case of clauses other than (iii)) and the amount shown as a liability on a balance sheet of a Person as described in clause (iii) above, in each case at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with generally accepted accounting principles.

    "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Related Persons do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "Intangible Assets" means the amount (to the extent reflected in determining consolidated stockholders' equity) of (A) all write-ups (other than write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by the Company or any Restricted Subsidiary, and (B) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.

    "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to compensate the Company or any Restricted Subsidiary for fluctuations in interest rates.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

    "Issuance Date" means the date of issuance of $100.0 million of Notes in the Offering.

    "Mortgage" means a first priority mortgage or first priority deed of trust on improved real property.

    "Net Income" of any Person means the net income (loss) of such Person, determined in accordance with GAAP as in effect on the date of issuance of the Notes; excluding, however, from the determination of Net Income all gains (to the extent that they exceed all losses) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale leaseback transactions) of any real property or equipment of such Person, which is not sold or otherwise disposed of in the ordinary course of business, or of any capital stock of such Person or its subsidiaries owned by such Person.

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Disposition (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition), net of the direct costs relating to such Asset Disposition (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any related expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Senior Debt secured by a lien on the asset or assets that were the subject of such Asset Disposition and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "Non-Recourse Indebtedness" means Indebtedness or other obligations secured by a lien on property to the extent that the liability for such Indebtedness or other obligations is limited to the security of the property without liability on the part of the Company or any Subsidiary (other than the Subsidiary which holds title to such property) for any deficiency.

    "Obligations" means any principal, interest (including interest accruing after the commencement of any bankruptcy, reorganization, insolvency or similar proceeding relating to the Company or any of its Subsidiaries whether or not allowed as a claim in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Person" means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

    "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Refinance" means, in respect of Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinancing" shall have a correlative meaning.

    "Related Business" means any line or lines of business or business activity reasonably related to (x) the homebuilding business or (y) a business or business activity of the Company and/or its Restricted Subsidiaries conducted on the Issuance Date.

    "Related Person" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Restricted Investment" means any loan, advance, capital contribution or transfer (including by way of guaranty or other similar arrangement) in or to any Unrestricted Subsidiary, Homebuilding Joint Venture or any Person in which the Company, directly or indirectly, has an ownership interest but less than 80% ownership interest; provided, however, that loans, advances, capital contributions or transfers (including by way of guaranty or other similar arrangement) to a Homebuilding Joint Venture shall be counted as a Restricted Investment only to the extent that the aggregate at any one time outstanding of all such amounts expended (or with respect to guaranties or similar arrangement the amounts then guaranteed) exceed, subsequent to December 31, 1997, $25.0 million in the aggregate for all Homebuilding Joint Ventures. Restricted Investment shall include the fair market value of the net assets of any Restricted Subsidiary that at any time is designated an Unrestricted Subsidiary. Any property transferred to an Unrestricted Subsidiary, and the net assets of a Restricted Subsidiary that is designated an Unrestricted Subsidiary, shall be valued at fair market value at the time of such transfer, in each case as determined by the Board of Directors of the Company in good faith. Restricted Investment shall not include any loan, advance, capital contribution or transfer made for the purpose of acquiring an ownership interest in a Person and immediately designating such person as a Restricted Subsidiary, and if required a Guarantor.

    "Restricted Subsidiary" means any Subsidiary in which the Company, directly or indirectly, has an 80% or greater ownership interest that has not been designated an Unrestricted Subsidiary.

    "Revolving Credit Facility" means that certain Amended and Restated Credit Agreement, dated April 29, 1998, among the Company, its Subsidiaries named therein and First Hawaiian Bank and Bank of America National Trust and Savings Association, as may be further amended, modified, renewed, refunded, extended, replaced or Refinanced from time to time.

    "Schuler Family" means James K. Schuler, his wife, their respective descendants, any trust for the benefits of any of the foregoing persons, at least 50% of the trustees of which are members of the Schuler Family or any other trust or charitable foundation, the majority of the trustees of which are members of the Schuler Family.

    "Senior Debt" means (i) all Indebtedness now or hereafter outstanding under the Bank Credit Facility; (ii) any other Indebtedness permitted to be Incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is Incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) Indebtedness which is classified as Non-Recourse Indebtedness or any unsecured claim arising in respect hereof by reason of application of section 1111(b)(1) of the U.S. bankruptcy code, (w) any liability for any federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Related Persons, (y) any trade payables or (z) any Indebtedness that is Incurred in violation of the Indenture.

    "Subsidiary" means a corporation, a majority of the capital stock with voting power to elect directors of which is directly or indirectly owned by the Company and its Subsidiaries, or any Person in which the Company and its Subsidiaries has at least a majority ownership interest.

    "Unrestricted Subsidiary" means (i) any Subsidiary in which the Company, directly or indirectly, has less than an 80% ownership interest provided that such Subsidiary is not a Homebuilding Joint Venture; (ii) any Subsidiary in which the Company, directly or indirectly, has an 80% or greater ownership interest, which, in accordance with the provisions of the Indenture, has been designated in a resolution adopted by the Board of Directors of the Company as an Unrestricted Subsidiary, in each case unless and until such Subsidiary shall, in accordance with the provisions of the Indenture, be designated by a resolution of the Company as a Restricted Subsidiary; and (iii) any Subsidiary in which the Company, directly or indirectly, has an 80% or greater ownership interest, a majority of the voting stock of which shall at the time be owned directly or indirectly by one or more Unrestricted Subsidiaries. At the Issuance Date, the Company will not have designated any Subsidiaries as Unrestricted Subsidiaries.

    "Voting Stock", with respect to any Person, means securities of any class of Capital Stock of such Person entitling the Holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

    "Wholly Owned Subsidiary" means a Subsidiary, all of the capital stock (whether or not voting, but exclusive of directors' qualifying shares) of which is owned by the Company or a Wholly Owned Subsidiary.

    "1993 Subordinated Notes" means the Company's $57.5 million 6 1/2% Convertible Subordinated Debentures due 2003.

BOOK-ENTRY; DELIVERY AND FORM

    The Notes will initially be represented by one or more Notes in registered global form (the "Global Notes"). The Global Notes will be deposited with the Trustee as custodian for, and registered in the name of Cede and Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). DTC will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

    Notwithstanding the foregoing, Notes that are issued as described below under "-- Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Notes representing the principal amount of Notes being transferred.

    DTC has advised the Initial Purchasers and the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

    The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants.

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Notes will be limited to such extent. Investors in the Global Notes may hold their interest therein directly through DTC, if they are Participants in such system, or through Indirect Participants.

    So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the

Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

    Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of the Global Note holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Notes, Notes in such form will be issued to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.